                                                                    Exhibit 11.1


                       FIELDWORKS, INC. AND SUBSIDIARIES

              Computation of Pro Forma Net Loss Per Common Share


                                                                                              For the Nine Months Ended
                                                   For the Years Ended December 31                   September 30
                                           ----------------------------------------------  ---------------------------------
                                                1993            1994            1995            1995               1996
                                           --------------  --------------  --------------  --------------     --------------
PRIMARY AND FULLY DILUTED:
 Net Loss                                  $    (484,515)  $  (1,688,218)  $    (626,919)  $     (81,775)     $  (1,619,427)
                                           ==============  ==============  ==============  ==============     ==============
 Weighted average common shares
  outstanding                                  2,415,779       4,852,898       5,554,171       5,491,843          5,860,115
 Effect of conversion of preferred
  shares/(1)/                                    416,667         416,667         416,667         416,667            416,667
 Effect of cheap shares issued/(2)/              216,649         216,649         216,649         216,649            216,649
                                           --------------  --------------  --------------  --------------     --------------
                                               3,049,095       5,486,214       6,187,487       6,125,159          6,493,431
                                           ==============  ==============  ==============  ==============     ==============
PRO FORMA NET LOSS PER
 COMMON SHARE                              $        (.16)  $        (.31)  $        (.10)  $        (.01)     $        (.25)
                                           ==============  ==============  ==============  ==============     ==============

/(1)/ Gives effect to preferred shares which convert to common shares concurrent with this offering.
/(2)/ Warrants issued and options granted from March 1, 1996 to February 28,
      1997 are included in the calculation for all periods presented, using the treasury stock method, in accordance with Staff Accounting Bulletin Topic 4(D).